Exhibit 10.22

FIRST AMENDMENT OF LEASE

This FIRST AMENDMENT OF LEASE (the "First Amendment") made as of this 31 day of August, 2000 between 30 RAMLAND ROAD LLC, a New York limited liability company, having an office at 455 Central Avenue, Scarsdale, New York 10583 (hereinafter referred to as the "Landlord"), and VISION-SCIENCES, INC., a New York corporation, having an office at 40 Rarnland Road South, Orangeburg, New York 10962 (hereinafter referred to as "Tenant").

WITNESSETH:

Reference is made to that certain Agreement of Lease dated as of March 23, 2000 by and between the parties hereto (the "Lease")

Landlord and Tenant have agreed to amend the Lease in the manner provided hereinbelow

Landlord and tenant therefor, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant and agree as follows

1              Article 1 of the Lease is hereby amended as follows‑

(a)                           Section 1.1 is deemed deleted

(b)                           Section 1.2 is amended by increasing the base rent during the first two lease years from $95,000 per annum to $135,000 per annum ($11,250 per month) Commencing on the first day of the third year through and including the last day of the fifth lease year the Fixed Annual Rent shall be deemed increased from $105,000 per annum to $145,000 per annum ($12,083 per month).

(c)	"1.5 In addition to the fixed annual rent provided herein, commencing on September 1, 2000, and on the first day of each month thereafter through and including August 1, 2002, the Tenant shall pay as additional fixed rent ("Additional Fixed Rent") the amount of $4,942 72 "

2              Article 5 shall be deleted in its entirety and replaced by the following:

"REAL ESTATE TAX PAYMENT

5.1.          (a)           Definitions: For the purpose of this Article, the following definitions shall apply

(b)           The term "Other Building" shall mean the building located at 30 Ramland Road, Orangeburg, New York

(c)           The term "building project" shall mean the Building and the Other Building, both together with the land and all improvements thereon.

Included in the Fixed Annual Rent is the base real estate tax payment for the County Tax year 2000 and the 1999/2000 School tax Year ("Base Years") Tenant will pay its percentage share of the increase in the real estate tax, as described below, beginning in the second lease year (i.e., beginning April 1, 2001 and ending March 31, 2002), and each lease year thereafter, appropriately apportioned for a partial lease year (the "Comparison Year").

5.2.          During the term of this Lease, Tenant agrees to pay, as additional rent, twelve and one-half (12 50%) percent ("Tenants Share")of the increase from the Base Year to the Comparison Year in the real estate taxes charged and assessed against the building project (Tax Designation Section. 7320, Block. 1, Lot. 28)(the "Tax Payment") If the Comparison Year ends on a day other than the last day of a tax year, Tenant's payment under this Article shall be prorated on a per diem basis

5,3.          The term "real estate taxes" shall mean the total of all taxes and special or other assessments (including without limitation City and/or County, School, sewer, refuse and water taxes excluding any penalties) levied, assessed or imposed at any time by any governmental authority upon or against the building project, and also any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from said building project to the extent that same shall be in lieu of all or a portion of any of the aforesaid taxes or assessments, or additions or increases thereof, upon or against said building project (if payable in installments, only those installments payable in a tax year during the term of the lease) If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the real estate taxes, or in lieu of additions to or increases of said real estate taxes, then such franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the definition of "real estate taxes" for the purposes hereof As to special assessments which are payable over a period of time extending beyond the term of this Lease, only a pro rata portion thereof, covering the portion of the term of this Lease unexpired at the time of the imposition of such assessment, shall be included in "real estate taxes " Anything herein to the contrary notwithstanding "real estate taxes" shall not be deemed to include (i) any taxes resulting from an expansion of or capital improvements to the building project after the date hereof, whether made by Landlord, any successor landlord or by any tenant of the building project, (ii) any charges and/or taxes that are customarily paid by individual tenants (including, by way of example only, water and sewer taxes for a restaurant tenant), which shall be made the obligation of such tenants as applicable or (iii) any penalties, late charges or fines imposed against Landlord with respect to real estate taxes, assessments and the like that are otherwise included within the term "real estate taxes". In addition to the foregoing, Landlord shall not, unless pursuant to a mandatory governmental requirement, take or permit any action to be taken that would increase the size of the tax lot with respect to the building project or change the building project from being a separate and distinct tax lot (and, in such event, Tenant's share of the real estate taxes shall be proportionately reduced)

5.4.          (a)           Tenant's Share of the Tax Payment shall be payable to Landlord in advance, in equal monthly installments which shall be based on Landlord's reasonable estimate of the Tax Payment, payable on the first day of each month, in amounts equal to 1/12 of the estimated annual Tax Payment to be determined by Landlord from time to time.

(b)           If the monthly installments payable with respect to any Comparison Year shall be less than the actual Tenant's Share due for that tax year, Tenant shall pay Landlord, as additional rent, the difference between the Tenant's Share for that tax year and the aggregate amount paid by Tenant on account of the Tax Payment for that tax year within ten (10) days after Landlord renders a bill with respect thereto. If the installments payable with respect to any tax year shall exceed the Tax Payment for any tax year, Landlord shall be entitled to set off such excess, against the next due installments of Tenant's Share provided, however, if the term of this Lease shall have expired, the amount of such tax payment shall be promptly refunded to Tenant, such obligation of Landlord to survive the expiration or termination of this Lease,

5.5.          Tax bills shall constitute a final determination as between Landlord and Tenant of the real estate taxes for the periods represented thereby, unless Tenant within thirty (30) days after they are furnished shall in writing challenge their accuracy or their appropriateness. If Tenant shall dispute said statements, then, pending the resolution of such dispute, Tenant shall without prejudice pay the additional rent to Landlord in accordance with the tax bills furnished by Landlord.

5.6.          Any delay or failure of Landlord in billing any Tax Payment hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such Tax Payment hereunder."

3              Article 6 shall be deleted in its entirety and replaced by the following:

"EXPENSE PAYMENT

6.1.          Beginning on the first day of each month during the second lease year and each Comparison Year thereafter, Tenant shall pay to Landlord, upon request therefor, as additional rent of 1/12 of the percentage increase if any, in the CPI (as hereinafter defined) as of the first day of the month preceding the Comparison Year in question over the CPI for the last month of the first lease year, multiplied by $15,000 (based on 10,000 square feet multiplied by $1.50). As used herein, "CPI" shall mean the Consumer Price Index (CPI) as reported on a monthly basis by the National Bureau of Labor Statistics of the U S Dept. of Labor, New York, NY - Northeastern New Jersey (1982-84 equal 100) in The Wall Street Journal

6.2.          Landlord shall furnish Tenant with all information as Tenant may reasonably require in order for Tenant to determine any additional rent obligations under this Article 6."

4.            Article 33 is hereby amended by deleting the provisions contained therein in their entirety and replacing them with the following:

"ARTICLE 33

CONDITION OF PREMISES

LANDLORD'S WORK

Landlord agrees to perform the work described in the attached Schedule ("Landlord's Work"), which Landlord's Work is to be completed in a first class manner prior to the Commencement Date, except that minor punch list items may be completed thereafter. Landlord's Work shall be warranted by Landlord (or in lieu thereof by the suppliers of goods and services), for a period of one year from the date that the term of this lease shall commence. Tenant's contribution for Landlord's Work shall be in the amount of $20,000 which amount shall be paid by Tenant on or prior to the delivery of the premises by Landlord and the commencement of the term of this lease

5.             References in Article 47 to Article 33 of the Lease shall refer to Article 33 as amended herein.

Except as modified herein, all the terms and revisions of the Lease shall continue in full force and effect without amendment or modification and are hereby ratified by the parties hereto

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this First Amendment as of the day and year first above written

30 RAMLAND ROAD, LLC, Landlord

By:	/s/ Andrew Greenspan
Andrew Greenspan
Member/Manager

VISION-SCIENCES, INC., Tenant

By:	/s/ Ron Hadani
Authorized Signature
Name: Ron Hadani
Title: President & CEO